EXHIBIT 99.1

Contact:	Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FISCAL SECOND QUARTER 2009 RESULTS
•	Comparable Store Sales Increase 5.0%
•	Raises Fiscal 2009 Guidance

BIRMINGHAM, Ala. (August 21, 2008) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended August 2, 2008.

Financial Highlights
Net sales for the 13-week period ended August 2, 2008, increased 13.9% to $130.3 million compared with $114.4 million for the 13-week period ended August 4, 2007.  Comparable store sales increased 5.0%. Net income for the second quarter of fiscal 2009 was $4.8 million compared with $4.7 million for the prior-year period.  Earnings per diluted share was $0.17 compared with $0.15 in the prior-year period.

Net sales for the 26-week period ended August 2, 2008, increased 11.2% to $276.1 million compared with $248.2 million for the 26-week period ended August 4, 2007. Comparable store sales increased 2.4%. Net income for the 26-week period was $14.2 million compared with $14.9 million in the prior-year period. Earnings per diluted share were $0.49 compared with $0.47 in the prior year.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "Considering the current retail environment, we are pleased with our results for the quarter.  Performance footwear and apparel were key to our sales growth.  While we are aware that the economic stimulus package aided our results in the second quarter, we also believe that our systems investments from a year ago are beginning to positively impact our sales.  Increased visibility to sales trends and stock positions from these investments are allowing our store and office teams to improve execution and have helped us to maintain positive mid-single-digit comparable store sales thus far in August."

For the quarter, Hibbett opened 14 new stores and closed 1 store, bringing the store base to 712 in 23 states as of August 2, 2008. On July 26, the Company reached a milestone with the opening of its 700th store in Bessemer, Alabama. For fiscal 2009, the Company plans to open 80 to 90 new stores and close 10 to 12 stores.

Fiscal 2009 Outlook
The Company increased its earnings outlook for the fiscal year ended January 31, 2009 to a range of $0.93 to $1.03 per diluted share, based on comparable store sales ranging from flat to up 2% for the second half of fiscal 2009.

-MORE-

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 22, 2008.  The number to call for the live interactive teleconference is (303) 205-0033.  A replay of the conference call will be available until August 29, 2008, by dialing (303) 590-3000 and entering the passcode, 11110977#.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2009-second quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on August 22, 2008, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through August 29, 2008.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and lower Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls. As of August 2, 2008, Hibbett operated 712 stores in 23 states.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales) and earnings expectations.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 2, 2008 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	August 2,	August 4,	February 2,
	2008	2007	2008
Assets
Cash and cash equivalents	$14,114	$9,580	$10,742
Short-term investments	250	292	191
Accounts receivable, net	6,029	5,693	5,575
Inventories, net	165,885	149,753	141,406
Prepaid expenses and other	13,281	11,230	8,073
Total current assets	199,559	176,548	165,987
Property and equipment, net	44,928	42,600	46,505
Other assets	4,150	7,879	4,242
Total assets	$248,637	$227,027	$216,734

Liabilities and Stockholders' Investment
Accounts payable	$66,823	$52,159	$64,125
Short-term debt	29,500	5,778	-
Accrued expenses	13,750	12,098	12,479
Total current liabilities	110,073	70,035	76,604
Non-current liabilities	19,949	22,755	21,075
Stockholders' investment	118,615	134,237	119,055
Total liabilities and stockholders' investment	$248,637	$227,027	$216,734

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
Net sales	$130,289	$114,404	$276,114	$248,245
Cost of goods sold, distribution center
and store occupancy costs	88,023	76,928	186,036	165,716
Gross profit	42,266	37,476	90,078	82,529
Store operating, selling and administrative
expenses	30,869	26,583	59,968	52,614
Depreciation and amortization	3,586	3,096	6,865	6,015
Operating income	7,811	7,797	23,245	23,900
Interest (expense) income, net	(248)	16	(371)	409
Income before provision for income taxes	7,563	7,813	22,874	24,309
Provision for income taxes	2,771	3,132	8,711	9,400
Net income	$4,792	$4,681	$14,163	$14,909

Net income per common share:
Basic earnings per share	$0.17	$0.15	$0.50	$0.47
Diluted earnings per share	$0.17	$0.15	$0.49	$0.47

Weighted average shares outstanding:
Basic	28,453	31,190	28,580	31,431
Diluted	28,939	31,695	29,010	31,957

End of Exhibit 99.1